UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 10, 2011

LIGHTING SCIENCE GROUP CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-20354	23-2596710
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Building 2A, 1227 South Patrick Drive, Satellite Beach, Florida 32937

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (321) 779-5520

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Lighting Science Group Corporation, a Delaware corporation (the “Company”), entered into subscription agreements (the “Regulation S Agreements”) with Geveran Investments Ltd., organized under the laws of the jurisdiction of Cyprus (“Geveran”), and Al Bawardi Enterprises LLC, organized under the laws of the jurisdiction of United Arab Emirates (“Al Bawardi”), on May 10 and May 16, 2011, respectively. Pursuant to the Regulation S Agreements, Geveran and Al Bawardi agreed to purchase 6,250,000 and 387,500 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), respectively, at a price per share of $4.00 for an aggregate purchase price of $26.55 million. In addition, the Company will pay commissions of 4.5% on all funds received from Geveran and Al Bawardi.

On May 16, 2011, the Company also entered into a subscription agreement (the “Regulation D Agreement”) with LSGC Holdings LLC (“Holdings”), the Company’s largest stockholder, and LSGC Holdings II LLC (“Holdings II” and together with Holdings, Geveran and Al Bawardi, the “Purchasers”), an affiliate of Holdings. Pursuant to the Regulation D Agreement, Holdings and Holdings II agreed to purchase 3,750,000 and 1,635,800 shares of Common Stock, respectively, at a price per share of $4.00 for an aggregate purchase price of $21,543,200. With respect to the issuance of Common Stock to Holdings, the obligations of both the Company and Holdings under the Regulation D Agreement are conditioned upon Holdings’ receipt of the requisite funds from a third party investor or investors on or before June 15, 2011. The Company issued the Common Stock to Holdings II in exchange for, and in full satisfaction of, the previously disclosed Demand Promissory Note, dated May 6, 2011 (the “Demand Note”), issued to Holdings II by the Company. As of May 16, 2011, the outstanding balance on the Demand Note, including principal and interest, was $6,543,200. Holdings and Holdings II are each controlled by affiliates of Pegasus Capital Advisors, L.P. (“Pegasus”). The Company also agreed to pay a commission of 4% on all funds received from Holdings and certain legal fees of Pegasus that were incurred in connection with the Regulation D Agreement. Affiliates of Holdings, Holdings II and Pegasus collectively beneficially owned approximately 88% of the Company’s Common Stock as of May 6, 2011 (calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended). The Company’s Committee of Independent Directors, which is comprised entirely of independent directors not affiliated with Pegasus, Holdings, or Holdings II, approved the Regulation D Subscription Agreement.

The Regulation S Agreements and Regulation D Agreement each contain certain purchase price protections for the benefit of the Purchasers. Specifically, if the Company issues Common Stock in its currently contemplated public offering (the “Proposed Offering”) at a price per share below $4.00, it would issue to each Purchaser additional shares of Common Stock such that the weighted average purchase price per share of each Purchaser would equal the price at which the shares were issued in the Proposed Offering.

In conjunction with the offering of Common Stock to Geveran, the Company agreed to enter into a registration rights agreement pursuant to which Geveran would be granted certain “piggy-back” registration rights that may require the Company, subject to certain limitations, to include the shares of Common Stock issued to Geveran in the Proposed Offering. Geveran and Al Bawardi also entered into lock-up agreements with the underwriters of the Proposed Offering with respect to the shares of Common Stock issued to them pursuant to the Regulation S Agreements.

Item 1.02	Termination of a Material Definitive Agreement.

On May 16, 2011, the Company issued, pursuant to the Regulation D Agreement, Common Stock to Holdings II in exchange for, and in full satisfaction of its obligations pursuant to the Demand Note. As of May 16, 2011, the outstanding balance on the Demand Note, including principal and interest, was $6,543,200.

Section 3 – Securities and Trading Markets

Item 3.02	Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report is incorporated by reference into this Item 3.02.

The Company issued Common Stock to Geveran and Al Bawardi in a private placement exempt from registration pursuant to Regulation S of the Securities Act of 1933, as amended (the “Securities Act”). The Company issued Common Stock to Holdings and Holdings II in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIGHTING SCIENCE GROUP CORPORATION

Date: May 16, 2011	By:	/s/ Gregory T. Kaiser
	Name:	Gregory T. Kaiser
	Title:	Chief Financial Officer